EXHIBIT 10.2

CONSENT AND AMENDMENT NO. 1 TO CREDIT AND GUARANTY AGREEMENT
THIS CONSENT AND AMENDMENT NO. 1 TO CREDIT AND GUARANTY AGREEMENT (this “Amendment No. 1”) dated as of August 30, 2013, is by and among SPARTON CORPORATION, an Ohio corporation, SPARTRONICS, INC., a Michigan corporation, SPARTON TECHNOLOGY, INC., a New Mexico corporation, SPARTON ELECTRONICS FLORIDA, INC., a Florida corporation, SPARTON MEDICAL SYSTEMS, INC., a Michigan corporation, SPARTON MEDICAL SYSTEMS COLORADO, LLC, a Colorado limited liability company, SPARTON BP MEDICAL DENVER, LLC, a Delaware limited liability company, SPARTON ONYX, LLC, a Delaware limited liability company, ONYX EMS, LLC, a South Dakota limited liability company, RESONANT POWER TECHNOLOGY, INC., a Wisconsin corporation, and SPARTON ELECTRONIC DEVICES, LLC, a Delaware limited liability company (collectively, the “Existing Borrowers” and each, individually, an “Existing Borrower”), and SPARTON AYDIN, LLC, a Delaware limited liability company (“New Aydin Borrower”), the Lenders from time to time a party to the Credit Agreement referred to below, and BMO HARRIS BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Administrative Agent, the Lenders, the Borrowers and the other Loan Parties are parties to that certain Credit and Guaranty Agreement, dated as of November 15, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, Borrowers have notified the Administrative Agent and Lenders that (i) Parent is forming New Aydin Borrower, which will be a Wholly-Owned Subsidiary of Parent, and (ii) New Aydin Borrower desires to acquire substantially all of the assets of Aydin Displays, Inc., a Georgia corporation (“Aydin Seller”), pursuant to the terms of that certain Asset Purchase Agreement (the “Video Display APA”) dated as of August 15, 2013, by and among the Aydin Seller, Video Display Corporation, a Georgia corporation, and New Aydin Borrower (the “Video Display Acquisition”);
WHEREAS, Borrowers have requested that the Administrative Agent and Lenders (a) consent to the Video Display Acquisition and (b) amend certain provisions of the Credit Agreement as set forth herein and the Administrative Agent and Lenders have agreed to the foregoing requests, on the terms and subject to satisfaction of the conditions contained herein; and
WHEREAS, this Amendment No. 1 shall constitute a Loan Document, these Recitals shall be construed as part of this Amendment No. 1 and capitalized terms used but not otherwise defined in this Amendment No. 1 shall have the meanings ascribed to them in the Credit Agreement.
NOW, THEREFORE, for and in consideration of the premises and mutual agreements herein contained and for the purposes of setting forth the terms and conditions of this Amendment No. 1, the parties, intending to be bound, hereby agree as follows:

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Section 1.Limited Consent. The Total Consideration payable by Borrowers for the Video Display Acquisition may, after the purchase price adjustments provided for in the Video Display APA, exceed the $15,000,000 limitation set forth in clause (k) of the definition of Permitted Acquisition. Consequently, Borrowers have requested consent for New Aydin Borrower to enter into the Video Display Acquisition pursuant to the terms of the Video Display APA. Subject to the satisfaction of the conditions set forth in Section 3 below, and in reliance on the representations and warranties set forth in Section 4 below, the Administrative Agent and Lenders hereby consent to Borrowers’ request for New Aydin Borrower to consummate the Video Display Acquisition pursuant to the terms of the Video Display APA. The foregoing consent is expressly limited to the Video Display Acquisition consummated pursuant to the terms of the Video Display APA and, except for an acquisition permitted by the Credit Agreement, shall not be construed to permit any Loan Party, or any Subsidiary of any Loan Party, to acquire all or any substantial part of the assets or business of any other Person without the prior written consent of the Administrative Agent and the Lenders.
SECTION 2.    Amendments of the Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 3 below, and in reliance on the representations and warranties set forth in Section 4 below, the Credit Agreement is hereby amended as follows:
(a)    Section 1.3 (Letters of Credit). Section 1.3 of the Credit Agreement is hereby amended by adding the following as the last sentence of subsection (b) of such Section:
“Notwithstanding the foregoing, the LC Issuer may issue one or more Letters of Credit with an expiration date which is later than the date otherwise permitted by this Section 1.3 but not later than the third anniversary of the scheduled Revolving Credit Termination Date; provided that (a) the aggregate outstanding amount of the L/C Obligations with respect to all such Letters of Credit shall not at any time exceed One Million Dollars ($1,000,000) and (b) Borrowers shall cash collateralize all such Letters of Credit on or prior to the Revolving Credit Termination Date (or such earlier date as may be requested by the LC Issuer or the Administrative Agent during the existence of an Event of Default) in an amount equal 105% of such Letters of Credit (or such greater amount as Administrative Agent may determine is necessary to pay the face amount thereof plus all fees and expenses expected to accrue with respect to such Letters of Credit through the expiration date of such Letters of Credit).”
(b)    Section 1.16 (Joint and Several Liability). Section 1.16 of the Credit Agreement is hereby amended by moving the existing text to a new subsection (a) of such Section and adding new subsections (b) and (c) to such Section as follows:
“(b) Notwithstanding anything to the contrary set forth herein or in the other Loan Documents, a Loan Party who does not qualify as an ECP (including, without limitation, after giving effect to Section 1.16(c)) shall not be deemed to be jointly or severally liable for any Swap Obligations if and to the extent that such joint and several liability by such Loan Party would violate the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or any other applicable law or regulation. This Section 1.16(b) shall not affect any Obligations other than Swap

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Obligations, nor shall it affect the Obligations of any Loan Party who qualifies as an ECP. If any Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to transactions for which such joint and several liability is or becomes illegal.
(c) Each Qualified ECP hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Loan Documents in respect of Swap Obligations (provided, however, that each Qualified ECP shall only be liable under this Section 1.16(c) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 1.16(c) voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP under this Section 1.16(c) shall remain in full force and effect until the Commitments have been irrevocably terminated, the Obligations have been repaid in full and each Loan Party’s obligations under this Agreement have been discharged. Each Loan Party intends that this Section 1.16(c) constitute, and this Section 1.16(c) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”
(c)    Section 3.1 (Place and Application of Payments). Section 3.1 of the Credit Agreement is hereby amended by adding the following as the last sentence of such Section:
“Notwithstanding the foregoing, amounts received from any Loan Party that is not a Qualified ECP shall not be applied to any Excluded Swap Obligation of such Loan Party.”
(d)    Section 5 (Definitions; Interpretation). Section 5 of the Credit Agreement is hereby amended by adding or amending and restating, as applicable, the following definitions:
“Amendment No. 1” means that certain Consent and Amendment No. 1 to Credit and Guaranty Agreement” dated as of August 30, 2013, among the Loan Parties, the Administrative Agent and the Lenders.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Creonix APA” means that certain Asset Purchase Agreement dated as of May 31, 2013, among Creonix, LLC, a Massachusetts limited liability company, as seller, and Sparton Electronics Devices, LLC, as buyer, and the other parties named therein.
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act and any rule, regulation or order of the

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Commodity Futures Trading Commission (or the application or official interpretation of any thereof).
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee by such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Loan Party becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Funds Transfer and Deposit Account Liability” means the liability of any Loan Party or any Subsidiary owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from deposit accounts of any Loan Party and/or any Subsidiary now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, (c) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (d) stored value cards, and (e) any other deposit, disbursement, and cash management services afforded to any Loan Party or any Subsidiary by any of such Lenders or their Affiliates (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services); provided, however, that the Funds Transfer and Deposit Account Liability of any Loan Party shall not include such Loan Party’s Excluded Swap Obligations and the definition of “Funds Transfer and Deposit Account Liability” shall not create any Guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of such Loan Party.

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“Guarantee” of or by any Person means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person.
“Hedging Liability” means the liability of any Loan Party or any Subsidiary to any of the Lenders, or any Affiliates of such Lenders, in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as any Loan Party or such Subsidiary, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates; provided, however, that the Hedging Liability of any Loan Party shall not include such Loan Party’s Excluded Swap Obligations and the definition of “Hedging Liability” shall not create any Guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of such Loan Party.
“New Aydin Borrower” means Sparton Aydin, LLC, a Delaware limited liability company.
“Obligations” means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of the Borrowers to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of any Loan Party or any Subsidiary of any Loan Party arising under or in relation to any Loan Document, all Hedging Liability and all Funds Transfer and Deposit Account Liability, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired; provided, however, that the Obligations of any Loan Party shall not include such Loan Party’s Excluded Swap Obligations and the definition of “Obligations” shall not create any Guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of such Loan Party.
“Qualified ECP” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

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“Total Consideration” means, with respect to an Acquisition, the sum (but without duplication) of (a) cash paid in connection with any Acquisition, (b) indebtedness payable to the seller in connection with such Acquisition, (c) the fair market value of any equity securities, including any warrants or options therefor, delivered in connection with any Acquisition, (d) the present value of covenants not to compete entered into in connection with such Acquisition or other future payments which are required to be made over a period of time and are not contingent upon any Loan Party or any Subsidiary meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate), but only to the extent not included in clause (a), (b) or (c) above, and (e) the amount of indebtedness assumed in connection with such Acquisition; provided, however, Total Consideration shall exclude customary working capital adjustments acceptable to Administrative Agent.
“Video Display APA” means that certain Asset Purchase Agreement dated as of August 15, 2013, by and among Video Display Corporation, a Georgia corporation, Aydin Displays, Inc., a Georgia corporation, as seller, and New Aydin Borrower, as buyer.
(e)    Section 5 (Definitions; Interpretation). Section 5 of the Credit Agreement is hereby further amended by amending and restating clauses (d), (e) and (k) of the definition of “Permitted Acquisition” as follows:
“(d) for Acquisitions with Total Consideration of less than $7,500,000, the Borrower Representative shall have notified the Administrative Agent and Lenders not less than 30 days prior to any such Acquisition and furnished to the Administrative Agent and Lenders at such time reasonable details as to such Acquisition (including sources and uses of funds therefor);”
“(e) for Acquisitions with Total Consideration of $7,500,000 or more, the Borrower Representative shall have notified the Administrative Agent and Lenders not less than 45 days prior to any such Acquisition and furnished to the Administrative Agent and Lenders at such time reasonable details as to such Acquisition (including sources and uses of funds therefor), 3-year (or such lesser period, as available, but not less than 2 years) historical financial information of the Acquired Business and 1-year pro forma financial forecasts of the Parent and its Subsidiaries, including the Acquired Business, on a consolidated basis after giving effect to the Acquisition and covenant compliance calculations reasonably satisfactory to the Administrative Agent;”
“(k) the Total Consideration for the Acquired Business shall not exceed $25,000,000 and, when taken together with the Total Consideration for all Acquired Businesses acquired during the term of this Agreement (excluding the Total Consideration provided for in the Video Display APA and Creonix APA as in effect on the date such agreements were provided to Agent and Lenders in connection with

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the closing of such Acquisitions), shall not exceed $40,000,000 in the aggregate; and”
(f)    Section 8.5 (Financial Reports). Section 8.5(a) and (e) of the Credit Agreement are hereby amended and restated as follows:
“(a)    as soon as available, and in any event no later than 45 days after the last day of each of the first three fiscal quarters of each fiscal year of the Parent, a copy of the consolidated balance sheet of the Parent and its Subsidiaries as of the last day of such fiscal quarter and the consolidated statements of income, retained earnings, and cash flows of the Parent and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrowers in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of the Borrower Representative acceptable to the Administrative Agent;”
“(e)    as soon as available, and in any event no later than 60 days after the start of each fiscal year of the Parent, a copy of the Parent’s and its Subsidiaries’ consolidated business plan for such fiscal year, such business plan to show the Parent’s projected consolidated revenues, expenses and balance sheet on a quarter-by-quarter basis, such business plan to be in reasonable detail prepared by the Borrowers and in form satisfactory to the Administrative Agent and the Required Lenders (which shall include a summary of all assumptions made in preparing such business plan);”
(g)    Section 8.12 (Dividends and Certain Other Restricted Payments). Section 8.12 of the Credit Agreement is hereby amended and restated as follows:
“Section 8.12.    Dividends and Certain Other Restricted Payments. No Loan Party shall, nor shall any Loan Party permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than dividends or distributions payable solely in its capital stock or other equity interests), or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same (the dividends, distributions, purchases, redemptions and other payments restricted by this Section 8.12, collectively, “Restricted Payments”); provided, however, that the foregoing shall not operate to prevent (i) the making of dividends or distributions by any Subsidiary to any Borrower or (ii) (x) the purchase of Parent’s common stock for an amount not to exceed $5,000,000 in the aggregate during any fiscal year or (y) the making of dividends as approved by the Parent’s Board of Directors in the aggregate amount of up to $3,000,000 during any fiscal year so long as (in the case of each of clause (x) and (y)) (A) no Default or Event of Default exists or would be caused by such purchase and (B) the Loan Parties are in compliance with the financial

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covenants set forth in Section 8.23, on a pro forma basis, immediately prior to and after the effect of such purchase.”
SECTION 3.    Conditions of Effectiveness. This Amendment No. 1 shall become effective as of the date hereof, but only upon receipt by the Administrative Agent of each of the following (collectively, the “Amendment No. 1 Documents”), which shall be in form and substance satisfactory to the Administrative Agent:
(a)    one or more counterparts of this Amendment No. 1 executed by the parties hereto; and
(b)    each of the agreements, instruments and other documents set forth on the Document Checklist delivered to Borrowers in connection with this Amendment No. 1 executed by the parties thereto, and such other agreements, instruments and documents as may be reasonably required by the Administrative Agent or its counsel, each of which shall be in form and substance satisfactory to the Administrative Agent and its counsel.
SECTION 4.    Representations and Warranties. Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:
(a)    It has all necessary power and authority to execute and deliver this Amendment No. 1 and each of the other Amendment No. 1 Documents to which it is a party and to perform its obligations hereunder and thereunder, (b) this Amendment No. 1 and each of the other Amendment No. 1 Documents to which it is a party constitute the legal, valid and binding obligations of such Loan Party and are enforceable against such Loan Party in accordance with their respective terms except as such enforceability may be limited by applicable solvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at law or in equity), and (c) neither the execution, delivery or performance by such Loan Party of this Amendment No. 1 or any other Amendment No. 1 Documents to which it is a party (1) violates any material provision of any law or regulation applicable to such Loan Party, or any other decree of any governmental body, (2) conflicts with or results in the breach or termination of, constitutes a default under or accelerates any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Loan Party or Subsidiary is a party or by which such Person or any of its property is bound, (3) results in the creation or imposition of any Lien (other than Liens permitted pursuant to Section 8.8 of the Credit Agreement) upon any of the Property of the Loan Party, (4) violates or conflicts with the articles of incorporation (or articles of formation), bylaws (or operating agreement), or other organizational documents of such Loan Party, or (5) requires the consent, approval or authorization of, or declaration or filing with, any other Person, except for those already duly obtained;
(b)    No Default or Event of Default shall have occurred or be continuing as of the date hereof;
(c)    As of the date hereof, and after giving effect of this Amendment No. 1 and the other Amendment No. 1 Documents and the transactions contemplated hereby and thereby, the

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representations and warranties of the Loan Parties contained in the Credit Agreement and other Loan Documents are true and correct on and as of the date hereof to the same extent as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date; and
(d)    The Video Display Acquisition satisfies each of the conditions necessary for the Video Display Acquisition to constitute a Permitted Acquisition as set forth in the definition “Permitted Acquisition” except for the conditions set forth in clause (k) of such definition to the extent the purchase price adjustments provided for in the Video Display APA cause the Total Consideration paid for the Acquired Business to exceed $15,000,000.
SECTION 5.    Reference to, and Effect on, Loan Documents.
(a)    Fees and Expenses. The Borrowers agree to pay, on demand, in accordance with Section 13.15 of the Credit Agreement, all costs and expenses of, or incurred by, the Administrative Agent, including but not limited to, reasonable attorneys’ fees and costs in connection with the preparation, execution and delivery of this Amendment No. 1 and the other Amendment No. 1 Documents.
(b)    Ratification of Loan Documents. Except as specifically amended above or in the other Amendment No. 1 Documents, the Credit Agreement and the other Loan Documents shall remain in full force and effect. Notwithstanding anything contained herein or in any of the other Amendment No. 1 Documents, the terms of this Amendment No. 1 and the other Amendment No. 1 Documents are not intended to and do not effect a novation of the Credit Agreement or any other Loan Document. Each of the Loan Parties hereby ratifies and reaffirms each of the terms and conditions of the Loan Documents to which it is a party and all of its obligations thereunder.
(c)    No Waiver. The execution, delivery and effectiveness of this Amendment No. 1 and the other Amendment No. 1 Documents shall not operate as a waiver of any Default or Event of Default whether now existing or hereafter arising or of any right, power or remedy of the Administrative Agent or the Lenders under the Credit Agreement, any of the other Loan Documents or under applicable law.
(d)    References. Upon the effectiveness of this Amendment No. 1, each reference in (a) the Credit Agreement to “this Agreement,” “this Credit Agreement,” “hereunder,” “hereof,” or words of similar import and (b) any other Loan Document to “the Credit Agreement” or words of similar import shall, in each case and except as otherwise specifically stated therein, mean and be a reference to the Credit Agreement as amended hereby.
SECTION 6.    Miscellaneous.
(a)    Successors and Assigns. This Amendment No. 1 shall be binding on the Loan Parties, and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns.

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(b)    Entire Agreement. This Amendment No. 1 and the other Amendment No. 1 Documents constitute the entire agreement of the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof or thereof.
(c)    Headings. Section headings in this Amendment No. 1 are included herein for convenience of reference only and shall not constitute a part of this Amendment No. 1 for any other purpose.
(d)    Severability. Wherever possible, each provision of this Amendment No. 1 shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment No. 1 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment No. 1.
(e)    Counterparts. This Amendment No. 1 may be executed in any number of separate original counterparts and by the different parties on separate counterparts, each of which shall be deemed to be an original, but all of such counterparts shall together constitute one agreement. Delivery of an executed counterpart of a signature page to this Amendment No. 1 by facsimile, “pdf” or other form of electronic delivery shall be effective as delivery of a manually executed counterpart of this Amendment No. 1.
[SIGNATURE PAGES FOLLOW]

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(Signature Page to Consent and Amendment No. 1 to Credit and Guaranty Agreement)

IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have duly executed this Amendment No. 1 as of the date first above written.

BORROWERS:	SPARTON CORPORATION, an Ohio corporation By: /s/ Michael Osborne Michael Osborne Senior Vice President – Corporate Development
SPARTRONICS, INC., a Michigan corporation By: /s/ Steve Korwin Steve Korwin Vice President
SPARTON TECHNOLOGY, INC., a New Mexico corporation By: /s/ Steve Korwin Steve Korwin Vice President
SPARTON ELECTRONICS FLORIDA, INC., a Florida corporation By: /s/ Steve Korwin Steve Korwin Vice President
SPARTON MEDICAL SYSTEMS, INC., a Michigan corporation By: /s/ Steve Korwin Steve Korwin Vice President
BORROWERS:	SPARTON MEDICAL SYSTEMS COLORADO, LLC, a Colorado limited liability company By: /s/ Steve Korwin Steve Korwin Vice President
SPARTON BP MEDICAL DENVER, LLC, a Delaware limited liability company By: /s/ Steve Korwin Steve Korwin Vice President

(Signature Page to Consent and Amendment No. 1 to Credit and Guaranty Agreement)

SPARTON ONYX, LLC, a Delaware limited liability company By: /s/ Steve Korwin Steve Korwin Vice President
ONYX EMS, LLC, a South Dakota limited liability company By: /s/ Michael Osborne Michael Osborne President
RESONANT POWER TECHNOLOGY, INC., a Wisconsin corporation By: /s/ Michael Osborne Michael Osborne President
SPARTON ELECTRONIC DEVICES, LLC, a Delaware limited liability company By: /s/ Michael Osborne Michael Osborne President
SPARTON AYDIN, LLC, a Delaware limited liability company By: /s/ Michael Osborne r Michael Osborne President

ADMINISTRATIVE AGENT AND L/C ISSUER:	BMO HARRIS BANK, N.A. By: /s/ Andre Bonakdar Andre Bonakdar Director

(Signature Page to Consent and Amendment No. 1 to Credit and Guaranty Agreement)

LENDERS:	BMO HARRIS BANK, N.A. By: /s/ Andre Bonakdar Andre Bonakdar Director
BANK OF AMERICA, N.A. By: /s/ Jason Guerra Jason Guerra Vice President